    Exhibit 10.64

All-Other employee version
APTARGROUP, INC.
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD NOTICE
Participant:
You have been awarded a performance-based restricted stock unit award with respect to shares of Common Stock of AptarGroup, Inc., a Delaware corporation (the “Company”), pursuant to the terms and conditions of the AptarGroup, Inc. 2018 Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement (Performance-Based Vesting Form) (together with this Award Notice, the “Agreement”). The Restricted Stock Unit Agreement (Performance-Based Vesting Form) is attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.
Target Restricted Stock Units:    You have been awarded a performance-based restricted stock unit award with respect to a target number of shares of Common Stock, subject to adjustment as provided in the Plan.
Grant Date:        March XX, 202X
Vesting Schedule:    Except as otherwise provided in the Plan, the Agreement or any other agreement between the Company and you, the Award shall vest based on the achievement of the performance goals set forth in this Award Notice over the Performance Period, provided you remain continuously employed by the Company through the end of the applicable Performance Period (the “Vesting Date”).
Performance Conditions:
1.Return on Invested Capital
Subject to the terms of the Agreement and the Plan, 35% of the target number of shares of Common Stock subject to the Award shall vest based on the Company’s Return on Invested Capital performance during the Performance Period, in accordance with the following schedule:

	Return on Invested Capital*	Percentage of Shares that Shall Vest
Threshold	Target Goal Less 2%	50%
Target	11%	100%
Maximum	Target Goal Plus 2%	200%
*The ROIC targets shall be adjusted down 0.2% for every $100M in acquisitions, which shall be weighted for time outstanding in the Performance Period.

2.Total Shareholder Return
Subject to the terms of the Agreement and the Plan, 65% of the target number of shares of Common Stock subject to the Award shall vest based on the Company’s TSR Percentile Rank during the Performance Period, in accordance with the following schedule:

Performance Level	Company TSR Percentile Rank vs. S&P 400 MidCap Constituent Company Returns*	Percentage of Shares that Shall Vest
Below Threshold	Below the 25th percentile	0%
Threshold	25th percentile	50%
Target	50th percentile	100%
Maximum	75th percentile	200%
*If the Company’s TSR for the Performance Period is negative, the Committee shall have discretion to reduce the vesting levels as it deems appropriate and which, in no event, shall exceed the target level of vesting.
3.Performance Between Specified Levels
The vesting percentage of the shares of Common Stock shall be determined using straight-line interpolation between performance levels and none of the shares of Common Stock subject to a performance goal shall vest for performance below the threshold performance level.
4.Definitions
(a)“Accumulated Shares” means periodic adjustments made to a share of Common Stock over the Performance Period and the 20 consecutive trading days immediately preceding the first day of the Performance Period, which is solely for the purpose of determining the Company TSR and reflecting a hypothetical reinvestment of dividends on the Accumulated Shares during such period. The number of Accumulated Shares shall be equal to the sum of (i) one share and (ii) the cumulative number of shares of Common Stock that would be purchased with the dividends paid on Common Stock for which the dividend payment date occurs during the Performance Period or the 20 consecutive trading days immediately preceding the Performance Period, assuming such dividends are immediately reinvested in shares of Common Stock at the closing price of a share of Common Stock on the applicable dividend payment date.
(b)“Average Equity” means the Company’s three-year average stockholder’s equity, calculated based on the Company’s stockholder’s equity as of the first day and the last day of each year in the Performance Period.
(c)“Average Net Debt” means the Company’s three-year average net debt, calculated based on the Company’s total debt less cash as of the first day and the last day of each year in the Performance Period.

(d)“Beginning Stock Value” means the average over the 20 consecutive trading days immediately preceding the first day of the Performance Period of the product of (i) the number of Accumulated Shares times (ii) the closing transaction price of a share of Common Stock, as reported on The New York Stock Exchange (or such other principal national stock exchange on which shares of Common Stock are traded).
(e)“Common Stock” shall mean Common Stock, par value $.01 per share, of the Company.
(f)“Company TSR” means the cumulative total shareholder return of the Common Stock during the Performance Period, assuming the reinvestment of dividends during the Performance Period, which shall be equal to (i) the quotient of (A) the Ending Stock Value divided by (B) the Beginning Stock Value, minus (ii) one (1).
(g)“CTA” shall mean Cumulative Translation Adjustment.
(h)“EBIT” shall mean earnings before net interest and taxes, as determined in accordance with U.S. Generally Accepted Accounting Principles, as adjusted by the Committee as it deems appropriate.
(i) “Ending Stock Value” means the average over the 20 consecutive trading days through the last day of the Performance Period of the product of (i) the number of Accumulated Shares times (ii) the closing transaction price of a share of Common Stock, as reported on The New York Stock Exchange (or such other principal national stock exchange on which shares of Common Stock are traded).
(j)“ETR” means the Company’s effective tax rate.
(k)“Performance Period” means, in the case of Return on Invested Capital, the period from April 1, 2021 through March 31, 2024 and, in the case of Company TSR, the period from March 22, 2021 through March 22, 2024. For purposes of this Agreement, the last day of each Performance Period shall be the “Vesting Date” with respect to the target number of shares of Common Stock that may vest during such Performance Period based on the applicable performance goal.
(l) “Return on Invested Capital” shall be calculated as follows: (EBIT * (1 – ETR))/(Average Equity + Average Net Debt – CTA).
(m)“S&P 400 MidCap Comparator Group” means the companies that are included in the S&P 400 MidCap Index (including the Company) on both the first day and the last day of the Performance Period.
(n)“S&P 400 MidCap Constituent Company Returns” means, for each company in the S&P 400 MidCap Comparator Group, the cumulative total shareholder return during the Performance Period, assuming the reinvestment of dividends during the Performance Period, which shall be equal to (i) the quotient of (A) the average closing price of the S&P 400 MidCap Comparator Group over the 20 consecutive trading days through the last day of the Performance Period divided by (B) the average closing price of the S&P 400 MidCap Comparator Group over the 20 consecutive trading days immediately preceding the first day of the Performance Period, minus (ii) one (1).

APTARGROUP, INC.

By:	Shiela Vinczeller
Chief Human Resources Officer

Acknowledgment, Acceptance and Agreement:
By accepting this grant on the Company’s stock plan administrator’s website, I hereby accept the performance-based restricted stock units granted to me and acknowledge and agree to be bound by the terms and conditions of the Agreement and the Plan.

APTARGROUP, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
(PERFORMANCE-BASED VESTING FORM)
AptarGroup, Inc., a Delaware corporation (the “Company”), hereby grants the participant (the “Employee”) as of March 22, 2021 (the “Grant Date”), pursuant to Section 6(d) of the AptarGroup, Inc. 2018 Equity Incentive Plan (the “Plan”), a restricted stock unit award (the “Award”) with respect to the number of shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) set forth in the Award Notice, upon and subject to the restrictions, terms and conditions set forth below. Capitalized terms not defined herein shall have the meanings specified in the Plan.
1.Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Employee accepts this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company (or electronically accepting this Agreement within the Employee’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect).
2.Performance Period and Vesting.
1.1Performance-Based Vesting Conditions. Subject to the remainder of this Section 2, the shares of Common Stock shall vest pursuant to the terms of this Agreement and the Plan based on the achievement of the performance goals set forth in the Award Notice over the performance period set forth in the Award Notice (the “Performance Period”), provided that that the Employee remains in continuous employment with the Company through the end of the Performance Period (the “Vesting Date”). Attainment of the performance goals shall be determined and certified by the Committee in writing prior to the settlement of the Award.
1.2Termination of Employment.
(i)Death or Disability. If, prior to the Vesting Date, the Employee dies or incurs a Disability, the Employee or the Employee’s beneficiary, as the case may be, shall be entitled to a prorated payment equal to the target number of shares of Common Stock subject to this Award multiplied by a fraction, the numerator of which shall equal the number of days such Employee was employed with the Company during the Performance Period and the denominator of which shall equal the number of days in the Performance Period. The portion of the Award that does not become vested pursuant to this clause (i) shall be immediately forfeited. Subject to the remainder of this Agreement, the Award shall be settled within 70 days after the date of the Participant’s death or Disability.

(ii)Termination of Employment by Reason of Retirement. If, prior to the Vesting Date, the Employee’s employment is terminated by reason of Retirement, the Employee or the Employee’s beneficiary, as the case may be, shall be entitled to a prorated payment. Such prorated payment shall be determined in accordance with the Award Notice at the end of the Performance Period based on the actual performance during the Performance Period; provided, however, if a Change in Control occurs during the Performance Period, then the prorated payment amount shall be calculated based on the target number of shares of Common Stock subject to this Award. The pro-rated amount under this clause (ii) shall be calculated based on the number of days such Employee was employed with the Company during the Performance Period and the denominator of which shall equal the number of days in the Performance Period. The portion of the Award that does not become vested pursuant to this clause (ii) shall be immediately forfeited. Subject to the remainder of this Agreement, in the event the Award vests in accordance with this clause (ii), the Award shall be settled within 70 days after the Vesting Date; provided, however, that the Award shall be settled (i) within 30 days following Retirement in the event of Employee’s Retirement following a Change in Control and (ii) within 30 days following the Change in Control in the event of a Change in Control during the Performance Period that occurs following the Employee’s Retirement.
(iii)Termination of Employment for any Other Reason.     If, prior to the Vesting Date, an Employee’s employment with the Company is terminated for any reason other than as set forth in Section 2.2(i), 2.2(ii) or 2.2(iv)(2), such Employee’s Award shall be immediately forfeited.
(iv)Change in Control.
(1)     Performance Achievement. In the event of a Change in Control, the performance goals set forth in the Award Notice shall be deemed achieved at the target performance level and the Award shall vest based on continued service through the Vesting Date, except as otherwise provided for in this Agreement.
(2)     Settlement of Award Not Assumed. In the event of a Change in Control prior to the end of the Performance Period pursuant to which the Award is not effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board of Directors or the Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the shares subject to the Award and other material terms and conditions of the outstanding Award as in effect immediately prior to the Change in Control, except as otherwise expressly modified herein), the Award shall vest as of the date of the Change in Control, based on the target performance level. Subject to the remainder of this Agreement, the Award shall be settled within 70 days after the Change in Control; provided, however, that if the Award constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code) and such Change in Control is not a “change in control event” (within the meaning of Section 409A of the Code) or the settlement of the Award upon such Change in Control would not otherwise be permissible under Section 409A of the Code, such Award shall be paid within 70 days after the earlier to occur of (x) the Vesting Date and (y) the Employee’s death, Disability or termination of employment.

(3)     Settlement of Award Assumed. In the event of a Change in Control prior to the end of the Performance Period pursuant to which the Award is effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board of Directors or the Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the shares subject to the Award and other material terms and conditions of the outstanding Award  as in effect immediately prior to the Change in Control, except as otherwise expressly modified herein) and the Company terminates the Employee’s employment without Cause or the Employee resigns for Good Reason within 24 months following such Change in Control, in any such case, the Award shall vest in full as of the date of such termination of employment, based on the target performance level. Subject to the remainder of this Agreement, the Award shall be settled within 70 days after such termination of employment.
(f)    Definitions. For purposes of this Agreement, the following terms shall be defined as follows:
(1)    “Cause” shall mean (i) the commission of a felony involving moral turpitude, (ii) the commission of a fraud, (iii) the commission of any material act involving dishonesty with respect to the Company or any of its subsidiaries or affiliates, (iv) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, (v) the willful and continued failure by the Employee to substantially perform the Employee’s duties with the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Employee by the Company, which demand specifically identifies the manner in which the Company believes that the Employee has not substantially performed the Employee’s duties, (vi) breach of any restrictive covenant provision or agreement with the Company or (vii) any breach by the Employee of any written agreement with the Company or any of its subsidiaries or affiliates which is material and which is not cured within 30 days following written notice thereof to the Employee by the Company.
(2)    “Disability” shall mean that the Employee either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, is receiving income replacement benefits for a period of not less than six (6) months under an accident and health plan covering employees of the Employee’s employer.

(3)    “Good Reason” shall mean, without the written consent of the Employee, any one or more of the following: (i) the Company reduces the amount of the Employee’s (x) base salary or (y) the aggregate cash bonus opportunity and long-term incentive opportunity (it being understood that the Board of Directors shall have discretion to set the Company’s and the Employee’s personal performance targets to which the cash bonus and long-term incentive opportunities will be tied and to change the form of long-term incentive awards); (ii) the Company adversely changes the Employee’s reporting responsibilities, titles or office as in effect as of the date hereof or reduces his/her position, authority, duties, responsibilities or status, in a manner that is materially inconsistent with the positions, authority, duties, responsibilities or status, which the Employee then holds (for the avoidance of doubt, Employee shall be deemed to have an adverse change in Employee’s position, authorities, duties, responsibilities or status, in the event the Employee ceases to have public company reporting responsibilities as a result of the Company ceasing to be publicly-traded following a Change in Control); (iii) any successor to the Company in any merger, consolidation or transfer of assets, as described in Section 8.2, does not expressly assume any material obligation of the Company to the Employee under any agreement or plan pursuant to which the Employee receives benefits or rights; or (iv) the Company changes the Employee’s place of work to a location more than sixty (60) miles from the Employee’s present place of work; provided, however, that the occurrence of any such condition shall not constitute Good Reason unless (A) the Employee provides written notice to the Company of the existence of such condition not later than 60 days after the Employee knows or reasonably should know of the existence of such condition, (B) the Company shall have failed to remedy such condition within 30 days after receipt of such notice and (C) the Employee resigns due to the existence of such condition within 60 days after the expiration of the remedial period described in clause (B) hereof in which such condition remains unremedied.
(4)    “Retirement” shall mean termination of employment, other than for Cause, either (i) at or after age 55 after a minimum of (a) ten (10) years of employment with the Company, or (b) ten (10) years of employment with the Company after applying five (5) years of credit for previous work experience in accordance with Company policy or (ii) at or after age 65. For purposes of determining whether Employee has satisfied the service requirement for Retirement, employment with an entity or business acquired by the Company shall be deemed to be employment with the Company.
3.Conversion of Restricted Stock Units and Issuance of Shares. Upon the vesting of all or any portion of the Award in accordance with Section 2 hereof, one share of Common Stock shall be issuable for each restricted stock unit that vests on such date, subject to the terms and provisions of the Plan and this Agreement. Thereafter, the Company will transfer such shares to the Employee upon satisfaction of any required tax withholding obligations. No fractional shares shall be issued under this Agreement.
4.Rights as a Stockholder. The Employee shall not be entitled to any privileges of ownership (including any voting rights or rights with respect to dividends paid on the Common Stock) with respect to any of the shares of Common Stock issuable under the Award unless and until, and only to the extent, the Award is settled by the issuance of such shares to the Employee.

5.Additional Terms and Conditions of Award.
1.1Nontransferability of Award. During the Performance Period, the restricted stock units subject to the Award and not then vested may not be transferred by the Employee other than by will, the laws of descent and distribution or pursuant to Section 7(a) of the Plan on a beneficiary designation form approved by the Company. Except as permitted by the foregoing, during the Performance Period, the restricted stock units subject to the Award and not then vested may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Any such attempted sale, transfer, assignment, pledge, hypothecation or encumbrance, or other disposition of such restricted stock units shall be null and void.
1.2Withholding Taxes. (a) As a condition precedent to the delivery to the Employee of any of the shares of Common Stock subject to the Award, the Employee shall, upon request by the Company, pay to the Company (or shall cause a broker-dealer on behalf of the Employee to pay to the Company) such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If the Employee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Employee.
(b)    Under the terms of this Agreement, the Employee’s obligations to pay the Required Tax Payments shall be satisfied by the Company withholding whole shares of Common Stock which would otherwise be issued or transferred to the Employee having an aggregate Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; provided, however, the Employee may notify the Company prior to the Tax Date that the Employee has elected, in lieu of the Company withholding shares of Common Stock, to satisfy his or her obligation to advance the Required Tax Payments by (i) a check or cash payment to the Company, (ii) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (iii) except as may be prohibited by applicable law, a cash payment by a broker whom the Company has selected for this purpose and to whom the Employee has authorized to sell any shares acquired upon the vesting of the Award to meet the Required Tax Payments; or (iv) any combination of share withholding and (i), (ii) and (iii). Shares to be delivered to the Company or withheld may not have a Market Value in excess of the minimum amount of the Required Tax Payments (or such greater withholding amount to the extent permitted by applicable withholding rules and accounting rules without resulting in variable accounting treatment). Any fraction of a share which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Employee.

1.3Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting of the restricted stock units or the delivery of the shares hereunder, the shares of Common Stock subject to the Award may not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.
1.4Issuance of Shares. Except as otherwise provided for in Section 2, within 70 days after the Vesting Date, the Company shall issue or cause to be issued in the Employee’s name (or such other name as is acceptable to the Company and designated in writing by the Employee) the vested shares of Common Stock. Such issuance and any earlier issuance in accordance with Section 2 shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company (or, alternatively at the discretion of the Company, a certificate or certificates may be registered in the Employee’s name). The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 5.2.
1.5Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Employee give or be deemed to give the Employee any right to continued employment by the Company or any Affiliate of the Company.
1.6Decisions of Board or Committee. The Board of Directors of the Company or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board of Directors or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.
1.7Company to Reserve Shares. The Company shall at all times prior to the cancellation of the Award reserve and keep available, either in its treasury or out of it authorized but unissued shares of Common Stock, shares of Common Stock equal to the full number of unvested restricted stock units subject to the Award from time to time.

1.8Agreement Subject to the Plan; Section 409A of the Code. This Agreement is subject to the provisions of the Plan (including the adjustment provision set forth in Section 7(b) thereof) and shall be interpreted in accordance therewith. The Employee hereby acknowledges receipt of a copy of the Plan. This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly. To the extent this Agreement provides for the Award to become vested and be settled upon the Employee’s termination of employment, the applicable shares of Common Stock shall be transferred to Employee or his or her beneficiary upon the Employee’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Employee is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such shares of Stock shall be transferred to the Employee or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Employee’s death, to the extent required to comply with Section 409A of the Code. The Company reserves the right to amend this Agreement to the extent it determines in its sole discretion such amendment is necessary or appropriate to comply with applicable law, including but not limited to Section 409A of the Code. Notwithstanding the foregoing, under no circumstances shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Employee due to any failure to comply with Section 409A of the Code.
6.Miscellaneous Provisions.
1.1Meaning of Certain Terms. As used herein, employment by the Company shall include employment by an Affiliate of the Company.
1.2Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Employee, acquire any rights hereunder in accordance with this Agreement or the Plan.
1.3Notices. All notices, requests or other communications provided for in this Agreement shall be made in writing by (a) actual delivery to the party entitled thereto, (b) mailing to the last known address of the party entitled thereto, via certified or registered mail, return receipt requested or (c) telecopy with confirmation of receipt. The notice, request or other communication shall be deemed to be received, in the case of actual delivery, on the date of its actual receipt by the party entitled thereto, in the case of mailing, on the tenth calendar day following the date of such mailing, and in the case of telecopy, on the date of confirmation of receipt; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
1.4Governing Law. This Agreement and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to conflicts of laws principles.
1.5Award Subject to Clawback. The Award and any shares delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to the AptarGroup, Inc. Policy on Recoupment of Forfeiture of Incentive Compensation, as in effect on the Grant Date.
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